EXHIBIT 23.1

Letter of Consent

We consent to the inclusion in the registration statement (Form S-1) of AmpliTech, Inc. of our report dated November 9, 2012, with respect to the balance sheet as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended to be included in this registration statement (Form S-1).

/s/ Sam Kan & Company
Sam Kan & Company

Alameda, CA
City, State

December 7, 2012
Date